Exhibit 99.1

NEWS RELEASE

Valvoline Reports First-Quarter Results; Updates Full-Year Outlook
For the quarter, Valvoline Instant Oil Change (VIOC) delivers system-wide same-store sales (SSS) growth of 7.9 percent, Core North America premium mix increases 400 basis points and International volume, including unconsolidated joint ventures, grows 9 percent

•	Reported net loss of $10 million and loss per diluted share of $0.05

•	Adjusted earnings per share (EPS) of $0.29 and adjusted EBITDA of $108 million

•	Lubricant volume growth of 2 percent to 43.8 million gallons

•	VIOC system-wide SSS growth of 7.9 percent

•	Repurchased 1.6 million shares for $39 million; board authorizes $300 million in share repurchases

•	Increases full-year adjusted EPS guidance to $1.30-$1.38, which includes a lower adjusted effective tax rate of 27-28%, reflecting the benefits of tax reform

LEXINGTON, Ky., Feb. 7, 2018 – Valvoline Inc. (NYSE: VVV), a leading supplier of premium branded lubricants and automotive services, today reported financial results for its first fiscal quarter ended Dec. 31, 2017.
Reported first-quarter 2018 net loss and diluted loss per share of $10 million and $0.05, respectively. These results include a provisional charge of $75 million ($0.37 per diluted share) related to recently enacted U.S. tax reform, after-tax income of $7 million ($0.03 per diluted share) related to non-service pension and other post-employment benefit (OPEB) income that is now classified as non-operating under early adopted new accounting guidance, and an after-tax charge of $1 million (negligible EPS impact) of separation-related expenses.
Reported net income and diluted earnings per share for first quarter 2017 of $72 million and $0.35, respectively, which includes after-tax income of $16 million ($0.08 per diluted share) related to non-operating pension and OPEB non-service income and remeasurement adjustments and an after-tax charge of $4 million ($0.02 per diluted share) of separation-related expenses.
Adjusted first-quarter net income, excluding the impact of tax reform, pension income and separation costs, was $59 million, compared to $60 million of adjusted net income in the prior year. (See Table 7 for reconciliation of adjusted net income.)

First-quarter results were driven by strong SSS in VIOC, growth in premium product mix across all segments and continued volume gains in international markets. Adjusted EBITDA of $108 million declined modestly compared to the prior year with overall favorable volume and mix, offset primarily by planned investments in SG&A.
"First-quarter results were consistent with our expectations, despite modestly higher-than-anticipated costs from hurricane impacts and our new packaging launch," said Chief Executive Officer Sam Mitchell. "Premium mix improved across all segments, International volume growth continued and same-store sales were strong, even compared to the outstanding quarter VIOC had last year – all demonstrating the health of the business and that we are on track to meet our goals for the year.
"In addition, we continue to demonstrate our commitment to return capital to shareholders. We raised our dividend by more than 50 percent, repurchased shares and, just last week, the board authorized an additional $300 million of share repurchases."
Operating Segment Results for the First Quarter
Core North America

•	Lubricant volume declined 1% to 23.8 million gallons, branded volume up slightly

•	Branded premium mix increased 400 basis points to 47.8%

•	Operating income declined 16% to $43 million, EBITDA declined 13% to $47 million
Core North America branded volumes grew slightly in the quarter. These gains were offset by a decline in non-branded volume, primarily driven by the timing of promotions. Core North America realized benefits of its strategy to grow premium product sales, with premium mix increasing 400 basis points to 47.8 percent of branded volume.
Overall favorable mix was offset by planned investments in SG&A and higher-than-expected raw material costs, due to the hurricanes and new packaging launch, which led to the decline in segment EBITDA. Unit margins improved sequentially, the result of pricing actions taken during the latter part of fiscal 2017, and are expected to improve further in the second quarter.
Quick Lubes

•	VIOC SSS increased 7.9% overall, 8.2% for company-owned stores and 7.7% for franchised stores

•	Operating income and EBITDA grew 21%, to $35 million and $41 million, respectively

•	VIOC ended the quarter with 1,139 total stores, an increase of 12 during the period and 63 over prior year
The Quick Lubes operating segment had another strong quarter, building from its exceptional quarter in the prior year and demonstrating the momentum of the company's retail operations. Growth in SSS was the result of both increased transactions and average ticket. Transactions benefited from the strength of VIOC's ongoing customer acquisition programs, while pricing and effective store execution were the drivers of improvements in average ticket.

Sales and segment EBITDA growth were driven by SSS and the addition of 63 net new stores as compared to the prior year, as well as the previously-announced acquisition of 56 Henley Bluewater franchise locations.
As part of Valvoline's strategy to expand its retail presence, VIOC added 12 net new stores to the system during the quarter, two company-owned and 10 franchised locations.
International

•	Lubricant volume grew 4% to 14.3 million gallons, 9% including unconsolidated joint ventures

•	Lubricant volume from unconsolidated joint ventures grew 16%, to a record 10.8 million gallons

•	Operating income and EBITDA each declined $1 million, or 5%, to $19 million and $20 million, respectively
The International operating segment again reported broad-based volume growth across emerging and mature markets, the result of ongoing market penetration efforts that build on the strong volume base from the prior year. Equity and royalty income from unconsolidated joint ventures grew 17 percent, due primarily to strong results in India and China.
Volume growth, improved joint venture results and foreign exchange benefits were offset by planned investments in SG&A and modestly lower unit margins, impacted by the lower contribution from higher-margin geographies and higher raw material and supply chain costs in some markets. Unit margins are expected to improve in the second quarter.
Balance Sheet and Cash Flow

•	Total debt of approximately $1.2 billion and net debt of approximately $1.1 billion

•	Year-to-date cash flow from operations of $20 million and free cash flow of $6 million

•	Repurchased 1.6 million shares for $39 million
Cash flow from operations during the quarter was negatively impacted by the timing of working capital investments.
Tax Reform
As a result of the enactment of U.S. tax reform, Valvoline recognized a total charge of $75 million in the quarter, which included $67 million from the estimated impact of the remeasurement of deferred tax assets and $4 million due to the deemed repatriation of foreign earnings. In addition, tax reform had an impact on the Tax Matters Agreement with Ashland, Valvoline's former parent company, generating an estimated $7 million of additional pre-tax expense and a $3 million tax benefit. The estimated net impact of tax reform may be refined in future periods as regulations and additional guidance become available.
For fiscal 2018, due to the enactment date of tax reform, Valvoline expects to be subject to a federal tax rate of 24.5 percent, which is blended proportionally based on the number of days of the fiscal year at the former federal rate and the number of days at the new rate. This is expected to result in a full-year consolidated adjusted effective tax rate of 27 to 28 percent, which includes the effects of international, state and local tax rates. The lower tax rate had a favorable impact on adjusted EPS by approximately $0.02 during the quarter.
Beginning in fiscal 2019, the company estimates an ongoing adjusted effective tax rate of 25 to 26 percent.
Capital Allocation
Valvoline's board of directors has authorized the company to repurchase up to $300 million of its common stock. This amount is in addition to the previously announced $150 million share repurchase authorization, of which $118 million in shares have been repurchased as of Feb. 6, 2018. The timing and amount of any purchases of shares of common stock will be based on the level of Valvoline's liquidity, general business and market conditions and other factors, including alternative investment opportunities.
The term of the new share repurchase authorization extends through Sept. 30, 2020. This authorization is part of a broader capital allocation framework to deliver value to shareholders by first driving growth in the business, organically and through acquisitions, and then returning excess cash to shareholders through share repurchases and dividends.
Fiscal 2018 Outlook
"As we said last quarter, we are focused on accelerating our growth," Mitchell said. "We are on track to deliver full-year adjusted EBITDA of $480 to $500 million and expect to see top- and bottom-line growth in each of our operating segments. Our shareholders will continue to benefit from our capital allocation framework to drive growth in the business and return cash to shareholders. Valvoline is also a significant beneficiary of tax reform, as reflected in our updated adjusted EPS guidance."
Fiscal 2018 updated full-year expectations:

	Updated Outlook	Prior Outlook
Operating Segments
Lubricant gallons	no change	3-4%
Revenues	10-12%	7-9%
New stores
VIOC company-owned (excluding franchise conversions)	no change	23-25
VIOC franchised (excluding franchise conversions)	no change	25-35
VIOC same-store sales	5-7%	4-6%
Adjusted EBITDA (excluding pension & OPEB income)	no change	$480-$500 million
Corporate Items
Pension & OPEB income (excluding remeasurements)	no change	$40 million
Adjusted effective tax rate	27-28%	34-35%
Diluted adjusted EPS (excluding pension & OPEB income)	$1.30-$1.38	$1.20-$1.28
Capital expenditures	no change	$80-$90 million
Free cash flow (inclusive of cash tax benefit for pension funding)	no change	$260-$290 million

Our outlook for adjusted EBITDA, diluted adjusted EPS and the adjusted effective tax rate are non-GAAP financial measures that exclude or will otherwise be adjusted for items impacting comparability. We are unable to reconcile these forward-looking non-GAAP financial measures to GAAP net income and diluted earnings per share without unreasonable efforts, as the company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income and diluted earnings per share in 2018 but would not impact non-GAAP adjusted results.
Conference Call Webcast
Valvoline will host a live audio webcast of its first-quarter fiscal 2018 conference call at 9 a.m. ET on Thursday, Feb. 8, 2018. The webcast and supporting materials will be accessible through Valvoline's website at http://investors.valvoline.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.
Basis of Presentation
For periods following Valvoline's initial public offering in September 2016, various assets and liabilities were transferred to Valvoline from its former parent company, Ashland Global Holdings Inc. ("Ashland"), and Valvoline operated as a stand-alone business with arms-length transition service agreements with Ashland. On May 12, 2017, Ashland distributed all of its remaining interest in Valvoline to Ashland stockholders, marking the completion of Valvoline's separation from Ashland (the "Separation").
Our consolidated and segment results for periods prior to the Separation are not necessarily indicative of our future performance and do not reflect what our financial performance would have been had we been an independent public company during the period presented.
Additionally, certain prior-year amounts have been reclassified to conform to current-year presentation. In particular, non-service pension and OPEB income is now reported below operating income.
Use of Non-GAAP Measures
To aid in the understanding of Valvoline's ongoing business performance, certain items within this news release are presented on an adjusted basis. These non-GAAP measures, presented on both a consolidated and operating segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income/loss, earnings/loss per share or cash flows from operating activities as a measure of operating performance or cash flows. For a reconciliation of non-GAAP measures, refer to Tables 4, 7, 8 and 9 of this news release.
The following are the non-GAAP measures management has included and how management defines them:

•	EBITDA, which management defines as net income/loss, plus income tax expense/benefit, net interest and other financing expenses, and depreciation and amortization;

•
Adjusted EBITDA, which management defines as EBITDA adjusted for certain non-operational items, including net pension and other postretirement plan non-service income and remeasurement adjustments; impairment of equity investment; and other items (which can include costs related to the separation from Ashland, impact of significant acquisitions or divestitures, restructuring costs, or other non-operational income/costs not directly attributable to the underlying business);

•	Free cash flow, which management defines as operating cash flows less capital expenditures and certain other adjustments as applicable;

•
Adjusted net income, which management defines as net income/loss adjusted for certain key items impacting comparability as noted in the definition of Adjusted EBITDA, above, as well as the estimated net impact of the enactment of tax reform; and

•	Adjusted earnings per share, which management defines as earnings per diluted share calculated using adjusted net income.
These measures are not prepared in accordance with U.S. GAAP, and contain management’s best estimates of cost allocations and shared resource costs. Management believes the use of non-GAAP measures on a consolidated and operating segment basis assists investors in understanding the ongoing operating performance of Valvoline’s business by presenting comparable financial results between periods. The non-GAAP information provided is used by Valvoline’s management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income, and Adjusted earnings per share. EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income, and Adjusted earnings per share provide a supplemental presentation of Valvoline’s operating performance.
Adjusted EBITDA, Adjusted net income, and Adjusted earnings per share generally include adjustments for unusual, non-operational or restructuring-related activities, which impact the comparability of results between periods. Management believes these measures provide investors with a meaningful supplemental presentation of Valvoline’s operating performance. These measures include adjustments for net pension and other postretirement plan non-service income and remeasurement adjustments, which includes several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets, as well as those that are predominantly legacy in nature and related to prior service to the Company from employees (e.g., retirees, former employees, current employees with frozen benefits). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) actuarial gains/losses, and (iv) amortization of prior service cost. Significant factors that can contribute to changes in these elements include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets, and other changes in actuarial assumptions, such as the life expectancy of plan participants. Accordingly, management considers that these elements are more reflective of changes in current conditions in global financial markets (in particular, interest rates) and are outside the operational performance of the business and are also primarily legacy amounts that are not directly related to the underlying business and do not have an immediate, corresponding impact on the compensation and benefits provided to eligible employees for current service. These measures will continue to include pension and other postretirement service costs related to current employee service as well as the costs of other benefits provided to employees for current service.
Management uses free cash flow as an additional non-GAAP metric of cash flow generation. By deducting capital expenditures and certain other adjustments, as applicable, management is able to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow from operating activities, free cash flow includes the impact of capital expenditures, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustments for certain non-discretionary cash flows, such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.
Valvoline’s results of operations are presented based on Valvoline’s management structure and internal accounting practices. The structure and practices are specific to Valvoline; therefore, Valvoline’s financial results, EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted earnings per share are not necessarily comparable with similar information for other comparable companies. EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted earnings per share each have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, net income and cash flows from operating activities as determined in accordance with U.S. GAAP. Because of these limitations, you should rely primarily on net income and cash flows provided from operating activities as determined in accordance with U.S. GAAP and use EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted earnings per share only as supplements. In evaluating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted earnings per share, you should be aware that in the future Valvoline may incur expenses/income similar to those for which adjustments are made in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted earnings per share. Valvoline’s presentation of EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted earnings per share should not be construed as a basis to infer that Valvoline’s future results will be unaffected by unusual or nonrecurring items.
About Valvoline
Valvoline Inc. (NYSE: VVV) is a leading worldwide marketer and supplier of premium branded lubricants and automotive services, with sales in more than 140 countries. Established in 1866, Valvoline's heritage spans over 150 years, during which it has developed powerful brand recognition across multiple product and service channels. The highly trusted brand ranks as the No. 3 passenger car motor oil brand in the DIY market by volume and the No. 2 quick-lube chain by number of stores in the United States. The company operates and franchises more than 1,100 Valvoline Instant Oil ChangeSM centers in the United States. It also markets Valvoline lubricants and automotive chemicals, including the new ValvolineTM Modern Engine Full Synthetic Motor Oil, which is specifically engineered to protect against carbon build-up in Gasoline Direct Injection (GDI), turbo and other engines manufactured since 2012; Valvoline High Mileage with MaxLife technology motor oil for engines over 75,000 miles; Valvoline Synthetic motor oil; and ZerexTM antifreeze. To learn more, visit www.valvoline.com.
Forward-Looking Statements
Certain statements in this news release, other than statements of historical fact, including estimates, projections, statements related to our business plans and operating results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements are based on Valvoline’s current expectations, estimates, projections and assumptions as of the date such statements are made, and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Additional information regarding these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Forms 10-K and Form 10-Q, which are available on Valvoline’s website at http://investors.valvoline.com/sec-filings. Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.
TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries
FOR FURTHER INFORMATION
Investor Relations
Sean T. Cornett
+1 (859) 357-2798
scornett@valvoline.com

Media Relations
Valerie Schirmer
+1 (859) 357-3235
vschirmer@valvoline.com

Valvoline Inc. and Consolidated Subsidiaries		Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended
	December 31
	2017	2016

Sales	$545	$489
Cost of sales	350	304
GROSS PROFIT	195	185
Selling, general and administrative expense	114	95
Separation costs	2	6
Equity and other income	(9)	(10)
OPERATING INCOME	88	94
Net pension and other postretirement plan non-service income and remeasurement adjustments	(10)	(26)
Net interest and other financing expense	14	10
INCOME BEFORE INCOME TAXES	84	110
Income tax expense	94	38
NET (LOSS) INCOME	$(10)	$72

NET (LOSS) EARNINGS PER SHARE
BASIC	$(0.05)	$0.35
DILUTED	$(0.05)	$0.35

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	202	205
DILUTED	202	205

Valvoline Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)
	December 31	September 30
	2017	2017
ASSETS
Current assets
Cash and cash equivalents	$115	$201
Accounts receivable, net	418	385
Inventories, net	170	175
Other current assets	32	29
Total current assets	735	790

Noncurrent assets
Property, plant and equipment, net	384	391
Goodwill and intangibles, net	393	335
Equity method investments	33	30
Deferred income taxes	196	281
Other noncurrent assets	86	88
Total noncurrent assets	1,092	1,125

Total assets	$1,827	$1,915

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Short-term debt	$—	$75
Current portion of long-term debt	19	15
Trade and other payables	141	192
Accrued expenses and other liabilities	208	196
Total current liabilities	368	478

Noncurrent liabilities
Long-term debt	1,147	1,034
Employee benefit obligations	331	342
Other noncurrent liabilities	175	178
Total noncurrent liabilities	1,653	1,554

Stockholders’ deficit	(194)	(117)

Total liabilities and stockholders' deficit	$1,827	$1,915

Valvoline Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended
	December 31
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(10)	$72
Adjustments to reconcile net (loss) income to cash flows from operating activities
Depreciation and amortization	11	9
Debt issuance cost and discount amortization	1	1
Deferred income taxes	85	—
Equity income from affiliates	(5)	(4)
Distributions from equity affiliates	3	—
Pension contributions	(3)	(3)
Gain on pension and other postretirement plan remeasurements	—	(8)
Stock-based compensation expense	4	1
Change in operating assets and liabilities (a)	(66)	20
Total cash provided by operating activities	20	88

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(14)	(9)
Acquisitions, net of cash acquired	(60)	—
Other investing activities, net	—	(1)
Total cash used in investing activities	(74)	(10)

CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers to Ashland	—	(2)
Proceeds from borrowings, net of issuance costs	44	75
Repayments on borrowings	(4)	(79)
Repurchase of common stock	(37)	—
Purchase of additional ownership in subsidiary	(15)	—
Cash dividends paid	(15)	(10)
Other financing activities	(4)	—
Total cash used in financing activities	(31)	(16)
Effect of currency exchange rate changes on cash and cash equivalents	(1)	2
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(86)	64
Cash and cash equivalents - beginning of period	201	172
CASH AND CASH EQUIVALENTS - END OF PERIOD	$115	$236

(a) Excludes changes resulting from operations acquired or sold.

Valvoline Inc. and Consolidated Subsidiaries								Table 4
FINANCIAL INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)
	Three months ended
	December 31
	2017				2016
	Sales	Operating income (loss)	Depreciation and amortization	EBITDA	Sales	Operating income (loss)	Depreciation and amortization	EBITDA
Core North America	$251	$43	$4	$47	$237	$51	$3	$54
Quick Lubes	154	35	6	41	127	29	5	34
International	140	19	1	20	125	20	1	21
Total operating segments	545	97	11	108	489	100	9	109
Unallocated and other (a)		(9)		1		(6)		20
Total results	545	88	11	109	489	94	9	129
Key items:
Gain on pension and other postretirement plan remeasurements		—		—		—		(8)
Pension and other postretirement plan non-service income		—		(10)		—		(18)
Separation costs		2		2		6		6
Adjustments associated with Ashland tax indemnity		7		7		—		—
Adjusted results	$545	$97	$11	$108	$489	$100	$9	$109

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, separation costs and certain other corporate and non-operational costs.

Valvoline Inc. and Consolidated Subsidiaries		Table 5
INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)

	Three months ended
	December 31
	2017	2016
CORE NORTH AMERICA
Lubricant sales (gallons)	23.8	24.1
Premium lubricants (percent of U.S. branded volumes)	47.8%	43.8%
Gross profit as a percent of sales (a)	37.7%	40.9%
QUICK LUBES
Lubricant sales (gallons)	5.7	5.3
Premium lubricants (percent of U.S. branded volumes)	61.5%	58.6%
Gross profit as a percent of sales (a)	40.4%	40.1%
Valvoline operated same-store sales	8.2%	9.5%
Franchised same-store sales	7.7%	8.9%
INTERNATIONAL
Lubricant sales (gallons) (b)	14.3	13.7
Lubricant sales (gallons), including unconsolidated joint ventures	25.1	23.0
Premium lubricants (percent of lubricant volumes)	27.7%	27.4%
Gross profit as a percent of sales (a)	28.2%	30.7%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales, divided by sales.
(b) Excludes volumes from unconsolidated joint ventures.

Valvoline Inc. and Consolidated Subsidiaries					Table 6
QUICK LUBES STORE INFORMATION
(Preliminary and unaudited)

	Company-owned
	First Quarter 2018	Fourth Quarter 2017	Third Quarter 2017	Second Quarter 2017	First Quarter 2017

Beginning of period	384	383	374	347	342
Opened	2	2	1	—	—
Acquired	—	1	—	28	—
Conversions between company-owned and franchise	56	—	9	—	5
Closed	—	(2)	(1)	(1)	—
End of period	442	384	383	374	347

	Franchise
	First Quarter 2018	Fourth Quarter 2017	Third Quarter 2017	Second Quarter 2017	First Quarter 2017

Beginning of period	743	730	734	729	726
Opened	11	15	6	7	10
Acquired	—	—	—	—	—
Conversions between company-owned and franchise	(56)	—	(9)	—	(5)
Closed	(1)	(2)	(1)	(2)	(2)
End of period	697	743	730	734	729

Total VIOC Stores	1,139	1,127	1,113	1,108	1,076

	Express Care
	First Quarter 2018	Fourth Quarter 2017	Third Quarter 2017	Second Quarter 2017	First Quarter 2017

Number of locations at end of period	320	316	316	313	353

Valvoline Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - NET (LOSS) INCOME AND DILUTED (LOSS) EARNINGS PER SHARE
(In millions, except per share data - preliminary and unaudited)

	Three months ended
	December 31
	2017	2016

Reported net (loss) income	$(10)	$72
Adjustments:
Gain on pension and other postretirement plan remeasurements	—	(8)
Pension and other postretirement plan non-service income	(10)	(18)
Separation costs	2	6
Adjustments associated with Ashland tax indemnity (a)	7	—
Total adjustments, pre-tax	(1)	(20)
Income tax (benefit) expense of adjustments	(1)	8
U.S. tax reform legislation	71	—
Total adjustments, after tax	69	(12)
Adjusted net income	$59	$60

Reported diluted (loss) earnings per share	$(0.05)	$0.35
Adjusted diluted earnings per share	$0.29	$0.29

Reported weighted average diluted common shares outstanding (b)	202	205
Adjusted weighted average diluted common shares outstanding (b)	203	205

(a) Pre-tax adjustments associated with the Ashland tax indemnity are recorded in Selling, general and administrative expenses within the Statements of Consolidated Income. Reported and adjusted Selling, general and administrative expenses for the three months ended December 31, 2017 were $114 million and $107 million, respectively.

(b) For the three months ended December 31, 2017, due to the net loss attributable to Valvoline common stockholders, potential common shares of approximately 1 million were excluded from the diluted share count because their effect would have been anti-dilutive. These potentially dilutive shares were included for the purpose of calculating adjusted diluted earnings per share for the three months ended December 31, 2017.

Valvoline Inc. and Consolidated Subsidiaries		Table 8
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)
	Three months ended
	December 31
	2017	2016
Adjusted EBITDA - Valvoline
Net (loss) income	$(10)	$72
Add:
Income tax expense	94	38
Net interest and other financing expense	14	10
Depreciation and amortization	11	9
EBITDA	109	129
Key items: (a)
Gain on pension and other postretirement plan remeasurements	—	(8)
Pension and other postretirement plan non-service income	(10)	(18)
Separation costs	2	6
Adjustments associated with Ashland tax indemnity	7	—
Adjusted EBITDA	$108	$109

Adjusted EBITDA - Unallocated and Other
Operating loss	$(9)	$(6)
Add:
Depreciation and amortization	—	—
Gain on pension and other postretirement plan remeasurements	—	8
Non-service pension and other postretirement net periodic income	10	18
EBITDA	1	20
Gain on pension and other postretirement plan remeasurements	—	(8)
Non-service pension and other postretirement net periodic income	(10)	(18)
Separation costs	2	6
Adjustments associated with Ashland tax indemnity	7	—
Adjusted EBITDA	$—	$—

(a) All key items were recorded in Unallocated and Other. The table above reconciles Unallocated and Other operating loss and relevant other items below operating loss, as applicable, to EBITDA and Adjusted EBITDA.

Valvoline Inc. and Consolidated Subsidiaries		Table 9
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended
	December 31
Free cash flow (a)	2017	2016
Total cash flows provided by operating activities	$20	$88
Adjustments:
Additions to property, plant and equipment	(14)	(9)
Free cash flow	$6	$79

		Fiscal year
Free cash flow (a)		2018 Outlook
Total cash flows provided by operating activities		$340 - $380
Adjustments:
Additions to property, plant and equipment		(80 - 90)
Free cash flow		$260 - $290

(a)	Free cash flow is defined as cash flows from operating activities less capital expenditures and certain other adjustments as applicable.